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                                                                   EXHIBIT 8.1



                      [ANDREWS & KURTH L.L.P. LETTERHEAD]


                                February 9, 1998


Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

                                  TAX OPINION

Gentlemen:

     We have acted as counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), in connection with the Agreement and Plan of Merger, dated as of November 12, 1997, among the Company, Chesapeake Acquisition Corp., a Kansas corporation, and Hugoton (as amended by Amendment No. 1 thereto, dated as of February 9, 1998, the "Merger Agreement"), pursuant to which Chesapeake Acquisition Corp. will be merged with and into Hugoton.

     All statements of law or legal conclusions attributable to us in the discussion under the caption "Certain Material U.S. Federal Income Tax Consequences" in the prospectus included in the Registration Statement on Form S-4 of Chesapeake Energy Corporation filed in respect of the transactions contemplated in the Merger Agreement reflect our opinion with respect to the matters set forth therein.

     We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement.

                                   Very truly yours,


                                   /s/ Andrews & Kurth L.L.P.